EXHIBIT 99.1

PRESS RELEASE

April 22, 2003

Contact:  Tiffany Glenn

(757) 436-1000

HAMPTON ROADS BANKSHARES ANNOUNCES

43% INCREASE IN FIRST QUARTER EARNINGS

CHESAPEAKE, VA—Hampton Roads Bankshares, Inc., parent company of Bank of Hampton Roads, is pleased to announce net income of $970,412, or $0.12 per diluted share, for the quarter ended March 31, 2003. These outstanding results represent a 43% increase over earnings of $680,103, or $.09 per diluted share, for the first quarter of 2002.

Equally impressive is the growth the Company has experienced over the last twelve months. As of March 31, 2003, the Company’s assets were $297 million, an increase of more than 23% or $56 million over quarter-end assets of $241 million at March 31, 2002. Total loans, the Company’s largest asset, ended the quarter at $210 million, up $22 million or 12% from the same time last year. During the last twelve months, the Company has closed 1,875 new loans totaling nearly $131 million. The increased volume of loans was generated by the favorable financing environment as well as the efforts of the Company’s personnel to attract new business. With the resurgence of home building fueled by the low mortgage rates, the Company’s construction loan portfolio increased 40% to $44 million from the same time last year. By extending excellent, responsive service and competitive rates, Bank of Hampton Roads has earned a reputation as one of the area’s preeminent construction lenders.

The Company increased its investment portfolio and overnight funds sold by 100% since the first quarter of 2002 from $32 million to $64 million. This large increase was spawned by a $42 million or 21% increase in the Company’s deposits to a record $243 million as of March 31, 2003. Excess deposit funds that could not be immediately utilized by the Company to fund new loans were invested in high quality investment securities, money market instruments and federal funds. In addition, the Company itself took advantage of the low interest environment by borrowing $10 million from the Federal Home Loan Bank and investing these funds into higher-yielding securities.

In the last 12 months, the Company has opened 9,743 new deposit accounts. Nearly 80% of the dollar growth in the Company’s deposits was in the form of non or lower interest bearing accounts such as demand deposit accounts, statement savings and money market accounts. Collectively, the deposits in these types of products make up 55% of the Company’s total deposits. Core deposits, which include the previously mentioned types of accounts and certificates of deposit with balances less than $100,000, account for 84% of the Company’s total deposits. The Company attributes its deposit growth to several factors: a change in the local community banking marketplace as three respected competitors were acquired by larger institutions, efforts of experienced personnel to attract new accounts, and increased advertising highlighting the Bank’s heritage and its commitment to extending excellent customer service.

Because of the $22 million increase in loan volume as well as the 100% increase in the Company’s investments, the Company’s interest income increased by $376,363 or 9% over first quarter 2002 to $4,363,455. And as a result of a change in the Company’s deposit mix as well as the re-pricing of many of the Company’s time deposits to the prevailing lower rates, the Company’s interest expense was $1,186,757, down 9% or $120,402 from the same time last year. These results led to a 19% increase in the Company’s net interest income to $3,176,698. Because of the low interest rate environment commanded by the Federal Reserve, the Company’s net interest margin was down 24 basis points from the same time last year to 4.74%.

The Company’s non-interest income increased over 34% from first quarter 2002 to $814,142. Fees and service charges generated from the Company’s deposit accounts, such as monthly minimum balance charges and returned check fees, increased 36% over the last twelve months to $501,792. This increase in service charges can be attributed to the additional number of accounts being serviced by the Bank as well as the change in the economy, which has presented financial challenges for some customers. Also included in the Company’s non-interest income is a $50,000 dividend generated by the outstanding performance of the Company’s mortgage lending affiliate, Tidewater Home Funding, LLC.

The Company’s return on average assets for the first quarter of 2003 was 1.35% and serves as a key indicator of the Company’s earnings strength. This is the fortieth (40th) consecutive quarter the Company has achieved a return on assets superior to the 1.00% benchmark considered sound and high-performing for financial institutions. Prudent capital management techniques, such as a stock repurchase program offered during the first quarter of 2002 as well as efforts to minimize new shares issued through the Company’s Dividend Reinvestment Program, along with a 43% increase in earnings contributed to a 32% increase from first quarter 2002 to first quarter 2003 in the return on average equity ratio to 10.37%.

Considering the Company’s outstanding start for the year, management is optimistic about its financial potential for the year 2003. Bank of Hampton Roads has recently introduced Internet Banking to customers and reception to the product has been tremendous. In addition to serving as a convenience to Bank customers, the product should create a new source of revenue as more and more customers take advantage of the product’s Online Bill Payment feature. Additionally, the Company’s investment services subsidiary, Hampton Roads Investments, LLC, will commence operations this spring.

Hampton Roads Bankshares is traded on the Over the Counter Bulletin Board under the symbol HMPR. The Bank of Hampton Roads has been in business since 1987 and operates 15 offices throughout the cities of Chesapeake, Virginia Beach, Norfolk and Suffolk. Additional information about the Company and its subsidiaries can be found on the Web at www.bankofhamptonroads.com.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

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Hampton Roads Bankshares, Inc.

Financial Highlights

Unaudited

Operating Results	March 31, 2003	March 31, 2002

Interest income	$4,363,455	$3,987,092

Interest expense	1,186,757	1,307,159

Net interest income	3,176,698	2,679,933

Provision for loan losses	85,000	99,000

Noninterest income	814,142	608,739

Noninterest expense	2,437,078	2,159,212

Income before provision for income taxes	1,468,762	1,030,460

Provision for income taxes	498,350	350,357

Net income	$970,412	$680,103

Per Share Data

Basic earnings	$0.13	$0.09

Diluted earnings	0.12	0.09

Book value	4.96	4.55

Shares outstanding at period end	7,779,597	7,485,896

At Period End

Assets	$297,381,359	$240,873,418

Loans	209,656,447	187,398,845

Investment securities[1]	58,979,686	24,717,101

Deposits	243,235,163	201,491,934

Shareholders’ equity	38,607,198	34,065,476

YTD Average Balances

Assets	$292,091,646	$235,624,198

Loans	205,391,106	185,498,719

Investment securities[1]	56,400,166	16,060,865

Deposits	238,394,352	196,354,692

Shareholders’ equity	37,967,356	34,994,953

Ratios

Return on average assets	1.35%	1.17%

Return on average equity	10.37%	7.88%

Period end shareholders’ equity to total assets	12.98%	14.14%

Loan loss allowance to period end loans	1.38%	1.13%

Net interest margin	4.74%	4.98%

1On December 31, 2002, all investment securities classified as held to maturity were transferred to the available for sale classification.

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